Exhibit 99.1
STONE ENERGY CORPORATION
Announces First Quarter 2011 Results
LAFAYETTE, LA. May 3, 2011
Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the first quarter of 2011, and provided updated guidance. Some of the highlights include:
•	Net daily production for the first quarter of 2011 was 35.7 MBoe (214 MMcfe) per day, which was slightly above the upper end of our first quarter guidance of 200-210 MMcfe per day. This was primarily due to stronger than expected volumes from the Amberjack and Ship Shoal 113 fields.

•	Average daily production for the second quarter of 2011 is expected to be 35.5-37.5 MBoe per day (213-225 MMcfe per day) with a gas/oil split of approximately 52%/48%.

•	A positive differential of Louisiana Sweet Crude to WTI provided incremental margin during the quarter, which is expected to continue into the second quarter.

•	An initial Cane Creek production test at the Hatch Point field in the Paradox Basin flowed approximately 800 barrels per day from the first well, with a planned production test this month on the second well, and a third well currently drilling horizontally.

•	Activity in the Deep Gas play includes a discovery at South Erath, and continued drilling at the Lighthouse Bayou and LaPosada prospects.

•	A new four year bank credit facility with a borrowing base of $400 million was entered into, with no current outstanding borrowings.
President and Chief Executive Officer David Welch stated, “As is noted in our 2010 Annual Report, we are gaining traction. We are executing our strategy of having the conventional shelf production fund our growth areas in Appalachia, the Rockies and the Deep Gas/Deepwater. Strong quarterly production from the shelf, combined with robust oil prices, generated cash flow above our original projections. We are currently working on several exploration and exploitation projects which provide us with potential reserve and production growth exposure, and are reviewing capital projects beyond the original $425 million capital expenditure budget approved in December.”
Financial Results
For the first quarter 2011, Stone reported net income of $39.8 million, or $0.81 per share, on oil and gas revenue of $197.9 million, compared to a net income of $25.4 million, or $0.52 per share, on oil and gas revenue of $163.8 million in the first quarter of 2010. Discretionary cash flow totaled $140.3 million during the first quarter of 2011, as compared to $115.6 million during the first quarter of 2010. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
Daily production during the first quarter of 2011 averaged 35.7 thousand barrels of oil equivalent (MBoe) per day (214 million cubic feet of gas equivalent (MMcfe) per day), compared with daily production of 34.6 MBoe (208 MMcfe) per day in the fourth quarter of 2010, and daily production of 35.4 MBoe (213 MMcfe) per day in the first quarter of 2010. The gas/oil split for the first quarter of 2011 was approximately 50%/50%.
Prices realized during the first quarter of 2011 averaged $94.06 per barrel of oil and $4.79 per Mcf of natural gas, as compared to the first quarter of 2010 average realized prices of $70.72 per barrel and $5.97 per Mcf. Effective hedging transactions increased the average realized price of natural gas by $0.48 per Mcf in the first quarter of 2011, compared to $0.54 per Mcf in the first quarter of 2010. Effective hedging transactions decreased the average realized price of oil by $5.23 per barrel in the first quarter of 2011, compared to $5.87 per barrel in the first quarter of 2010.
Lease operating expenses during the first quarter of 2011 totaled $38.8 million ($12.08 per Boe or $2.01 per Mcfe), compared to $38.7 million ($12.13 per Boe or $2.02 per Mcfe), in the first quarter of 2010.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the first quarter of 2011 totaled $66.4 million ($20.66 per Boe or $3.44 per Mcfe), compared to $59.2 million ($18.55 per Boe or $3.09 per Mcfe), in the first quarter of 2010.
Salaries, general and administrative (SG&A) expenses for the first quarter of 2011 were $11.7 million ($3.65 per Boe or $0.61 per Mcfe), compared to $10.5 million ($3.29 per Boe or $0.55 per Mcfe), in the first quarter of 2010.
Capital expenditures before capitalized SG&A and interest during the first quarter of 2011 were approximately $152.4 million, which includes $19.0 million of plugging and abandonment expenditures. Additionally, $6.4 million of SG&A expenses and $9.7 million of interest were capitalized during the quarter.
As of March 31, 2011, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $63.1 million had been issued pursuant to the facility. On April 26, 2011, we entered into an amended and restated revolving credit facility which matures on either September 15, 2014, or April 26, 2015 if our 2014 Notes are retired before April 15, 2014. Our initial borrowing base under the new credit facility has been set at $400 million. The new credit facility decreases our borrowing base grid by 25 basis points in respect of London Interbank Offering Rate (“Libor Rate”) advances and base rate advances. As of May 3, 2011, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $61.1 million had been issued pursuant to the facility, leaving $338.9 million of availability under the facility. Our bank credit facility is guaranteed by our only material subsidiary, Stone Energy Offshore, L.L.C. (“Stone Offshore”).
Business Strategy and Operational Update
Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and the Rocky Mountain region.
Mississippi Canyon Block 109 — Amberjack Field (Conventional Shelf). Current net production from the Amberjack field is approximately 6,500 boe per day. The Northwest M well was completed last month and is currently producing 500 boe per day. Elrond, the fifth well in the current drilling program at Amberjack, encountered 47 feet of net pay and is currently being completed with first production expected later this month. One or two more wells are planned on the Amberjack Platform using the same drilling rig. Stone has a 100% working interest in the Amberjack field.
South Erath/LaPosada Prospect (Deep Gas). As previously disclosed, the South Erath discovery well encountered two pay zones totaling more than 50 feet of net pay, with first production expected late in the third quarter. Stone holds a 14% working interest in South Erath. Separately, the LaPosada exploration well (also called La Cantera), which ties geologically to the South Erath prospect, is currently drilling at a depth of approximately 13,000 feet, with projected total depth of approximately 19,300 feet expected by yearend. Stone has a 33% working interest in LaPosada (La Cantera). Both prospects are in Vermilion Parish and target sands equivalent in age to recent offshore discoveries.
Lighthouse Bayou Deep Prospect (Deep Gas). The Lighthouse Bayou prospect spudded in December 2010 and is expected to drill into the third quarter of 2011. The prospect test well, located in Cameron Parish, is planned to drill up to 25,000 feet and targets deep sands equivalent in age to recent offshore discoveries. The well is currently at a depth of approximately 15,000 feet. Stone holds a 25% working interest in the prospect.
Garden Banks 293 — Pyrenees (Deepwater). As previously disclosed, Stone completed the acquisition of an additional 15% working interest in the Pyrenees project in early January 2011. Development planning and engineering design for this subsea tie-back is underway and initial production is expected by early 2012. Stone now holds a 30% working interest in the project.

Appalachian Basin (Marcellus Shale Play). In 2011, Stone has drilled five horizontal wells in West Virginia, including the first two wells of a six-well pad in our Mary prospect. We have also started completion operations with a Stone dedicated frac equipment spread and crew. We expect to drill 18-20 horizontal wells using one horizontal and one top-hole rig in 2011, and to frac 14-16 wells. Production in the Marcellus is expected to ramp up in the fourth quarter as infrastructure is brought on line in West Virginia and Northeast Pennsylvania.
Hatch Point Field — Cane Creek formation (Rocky Mountain Region). The Three Mile Unit 12-7 well at the Hatch Point field in the Paradox Basin was drilled in the unconventional Cane Creek Formation and was completed in the first quarter of 2011. The well was drilled horizontally within the producing formation, a naturally fractured dolomitic shale. The initial 24-hour test rate was approximately 800 barrels of oil per day and no water from a 400 foot section out of 1,500 feet of productive horizontal interval identified. The well is currently flowing at approximately 200 barrels per day into a newly fabricated production facility, and the flow rates and reservoir pressures are being monitored. In the first quarter of 2011, we drilled a second horizontal well, the LaSal Unit 29-28, ten miles from the original well and the well is scheduled for testing in May. We are currently drilling a third well, the Three Mile Unit 16-17, and have started drilling the horizontal section of that well. We will review the production results for all three wells for an extended time period to determine the potential commerciality for a development program. Stone has approximately a 75% working interest in this 40,000 acre project and is the operator.
2011 Guidance
Guidance for the second quarter and full year 2011 is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”.

	Second Quarter	Full Year

Production — MBoe per day	35.5 — 37.5	33.0 — 37.0
(MMcfe per day)	(213 — 225)	(200 — 220)
Lease operating expenses (in millions)	—	$170 - $180
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$45 - $48
Depreciation, Depletion & Amortization (per Mcfe)	—	$3.20 - $3.45
Corporate Tax Rate (%)	—	36% - 37%
Capital Expenditure Budget (in millions)	—	$425

Hedge Position
The following table illustrates our derivative positions for 2011, 2012 and 2013 as of May 3, 2011:

	Fixed-Price Swaps
	Natural Gas		Oil
	Daily		Daily
	Volume	Swap	Volume		Swap
	(MMBtus/d)	Price	(Bbls/d)		Price

2011	10,000 *	$4.565	1,000		$70.05
2011	20,000	5.20	1,000		78.20
2011	10,000	6.83	1,000		80.20
2011			1,000		83.00
2011			1,000		83.05
2011			1,000	**	85.20
2011			1,000		85.25
2011			1,000		89.00
2011			1,000	***	97.75
2011			1,000	***	104.30

2012	10,000	5.035	1,000		90.30
2012	10,000	5.04	1,000		90.41
2012	10,000	5.05	1,000		90.45
2012			1,000		95.50
2012			1,000		97.60
2012			1,000		100.00
2012			1,000		101.55
2012			1,000		104.25

2013	10,000	5.27	1,000		97.15
2013	10,000	5.32	1,000		101.53
2013			1,000		104.50

*	February — December

**	January — June

***	July — December
Other Information
Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, May 4, 2011 to discuss the operational and financial results for the first quarter of 2011. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
In addition, as previously announced, Stone Energy will hold its 2011 Annual Meeting of Stockholders on Friday, May 20, 2011, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect eight directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2011, to amend its stock incentive plan, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), to have a non-binding advisory vote on the preferred frequency of the vote on say on pay (every one, two or three years), and to transact such other business as may properly come before the meeting.

Non-GAAP Financial Measures
In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and the Rocky Mountain region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

FINANCIAL RESULTS
Net income	$39,792	$25,418
Net income per share	$0.81	$0.52

PRODUCTION QUANTITIES
Oil (MBbls)	1,616	1,422
Gas (MMcf)	9,580	10,598
Oil and gas (MBoe)	3,213	3,188
Oil and gas (MMcfe)	19,276	19,130

AVERAGE DAILY PRODUCTION
Oil (MBbls)	18.0	15.8
Gas (MMcf)	106.4	117.8
Oil and gas (MBoe)	35.7	35.4
Oil and gas (MMcfe)	214.2	212.6

REVENUE DATA
Oil revenue	$151,995	$100,565
Gas revenue	45,858	63,226

Total oil and gas revenue	$197,853	$163,791

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$99.29	$76.59
Gas (per Mcf)	4.31	5.43
Oil and gas (per Boe)	62.79	52.21
Oil and gas (per Mcfe)	10.47	8.70
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$94.06	$70.72
Gas (per Mcf)	4.79	5.97
Oil and gas (per Boe)	61.58	51.38
Oil and gas (per Mcfe)	10.26	8.56

COST DATA
Lease operating expenses	$38,806	$38,664
Salaries, general and administrative expenses	11,733	10,485
DD&A expense on oil and gas properties	66,385	59,151

AVERAGE COSTS
Lease operating expenses (per Boe)	$12.08	$12.13
Lease operating expenses (per Mcfe)	2.01	2.02
Salaries, general and administrative expenses (per Boe)	3.65	3.29
Salaries, general and administrative expenses (per Mcfe)	0.61	0.55
DD&A expense on oil and gas properties (per Boe)	20.66	18.55
DD&A expense on oil and gas properties (per Mcfe)	3.44	3.09

AVERAGE SHARES OUTSTANDING — Diluted	47,939	47,637

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Operating revenue:
Oil production	$151,995	$100,565
Gas production	45,858	63,226
Derivative income, net	—	1,188

Total operating revenue	197,853	164,979

Operating expenses:
Lease operating expenses	38,806	38,664
Other operational expense	662	—
Production taxes	2,535	1,654
Depreciation, depletion and amortization	67,669	60,653
Accretion expense	7,717	8,462
Salaries, general and administrative expenses	11,733	10,485
Incentive compensation expenses	2,684	925
Derivative expense, net	2,180	—

Total operating expenses	133,986	120,843

Income from operations	63,867	44,136

Other (income) expenses:
Interest expense	3,111	4,066
Interest income	(94)	(57)
Other income, net	(1,449)	(2,032)
Other expense, net	124	2,100

Total other expenses	1,692	4,077

Income before taxes	62,175	40,059

Provision (benefit) for income taxes:
Current	—	(3,872)
Deferred	22,383	18,513

Total income taxes	22,383	14,641

Net income	$39,792	$25,418

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net income as reported	$39,792	$25,418

Reconciling items:
Depreciation, depletion and amortization	67,669	60,653
Deferred income tax provision	22,383	18,513
Accretion expense	7,717	8,462
Stock compensation expense	1,680	1,427
Other	1,051	1,106

Discretionary cash flow	140,292	115,579

Changes in income taxes payable	(3,681)	(13,500)
Settlement of asset retirement obligations	(19,034)	(10,378)
Other working capital changes	(28,262)	(14,067)

Net cash provided by operating activities	$89,315	$77,634

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$45,906	$106,956
Restricted cash	—	5,500
Accounts receivable	112,734	88,529
Fair value of hedging contracts	9,632	12,955
Current income tax receivable	3,517	—
Deferred tax asset	42,660	27,274
Inventory	6,100	6,465
Other current assets	727	768

Total current assets	221,276	248,447

Oil and gas properties — United States
Proved, net	1,021,078	984,629
Unevaluated	457,676	413,180
Building and land, net	6,227	6,273
Fixed assets, net	4,327	4,449
Other assets, net	21,693	22,112

Total assets	$1,732,277	$1,679,090

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$100,670	$103,208
Undistributed oil and gas proceeds	9,880	10,037
Fair value of hedging contracts	62,451	32,144
Asset retirement obligations	53,347	42,300
Current income taxes payable	—	239
Other current liabilities	20,236	30,137

Total current liabilities	246,584	218,065

6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8 5/8% Senior Notes due 2017	375,000	375,000
Deferred taxes	118,729	99,227
Asset retirement obligations	309,256	331,620
Fair value of hedging contracts	22,521	3,606
Other long-term liabilities	21,734	21,215

Total liabilities	1,293,824	1,248,733

Common stock	479	478
Treasury stock	(860)	(860)
Additional paid-in capital	1,332,277	1,331,500
Accumulated deficit	(846,765)	(886,557)
Accumulated other comprehensive loss	(46,678)	(14,204)

Total stockholders’ equity	438,453	430,357

Total liabilities and stockholders’ equity	$1,732,277	$1,679,090